DRAFT
Exhibit  12


                         CONSENT AND OPINION OF COUNSEL


     Re:     Calvert  Tax-Free  Reserves  Fund
          Vermont  Municipal  Portfolio

Ladies  and  Gentlemen:

     As counsel to the Calvert Tax-Free Reserves Fund Vermont Municipal Portfolio, it is our opinion that:

(i) Calvert Tax-Free Reserves Fund is an open-end management company registered under the Securities Act of 1933 and the Investment Company Act of 1940, and is duly organized and validly existing in good standing under the laws of the Commonwealth of Massachusetts;

(ii)     Vermont  Municipal  Portfolio  is a series of Calvert Tax-Free Reserves
Fund;

(iii) The Agreement and Plan of Reorganization and the execution and filing of the Plan have been duly authorized and approved by all requisite action by the Board of Trustees of Calvert Tax-Free Reserves Fund, and the Plan has been duly executed and delivered by Vermont Municipal Portfolio and is a valid and binding obligation of Calvert Tax-Free Reserves Fund and its series, Vermont Municipal Portfolio; and

(iv) Vermont Municipal Portfolio shares to be issued pursuant to the Agreement and Plan of Reorganization (the "Plan") have been duly authorized and upon issuance thereof in accordance with the Plan will be validly issued, fully paid and non-assessable shares of beneficial interest of Vermont Municipal Portfolio.

     Our opinion is based on an examination of documents related to the Calvert Tax-Free Reserves Fund Vermont Municipal Portfolio, including its Declaration of Trust, its By-Laws, other original or photostatic copies of corporate records, certificates of public officials, documents, papers, statutes, and authorities as I deemed necessary to form the basis of this opinion.

     We therefore consent to filing this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Calvert Tax-Free Reserves Fund's Form N-14 filing.

Very  truly  yours,

SULLIVAN  &  WORCESTER  LLP
July  __,  2001